UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2012

Intellicheck Mobilisa, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-15465	11-3234779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

191 Otto Street, Port Townsend, WA		98368
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 344-3233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Departure of Peter J. Mundy as Chief Financial Officer

On March 31, 2012, Peter J. Mundy tendered notice of his resignation from his position as Chief Financial Officer, Vice President Finance, Treasurer and Secretary of Intellicheck Mobilisa, Inc. (the “Company”). Such resignation was effective immediately. Mr. Mundy decided to seek other opportunities and did not leave the Company because of a disagreement with the Company or its Board of Directors or on any matter relating to its operations, policies or practices.

Appointment of Bill White as Chief Financial Officer of the Company

Effective April 1, 2012, Bill White was appointed Chief Financial Officer of the Company. Mr. White, 51, joins the Company with more than 28 years of experience in financial management, operations and business development. He co-founded FocusMicro, Inc. (“FM”), a provider of state-of-the-art security solutions and served the last 11 years as its CFO, Secretary and Treasurer. He played an integral role in growing FM’s business to over $36 million in annual revenue in a five year period.

The Company looks forward to capitalize on Mr. White’s broad knowledge base and experience managing rapid, high growth companies, dealing with issues integral to the import and export industry, exploiting new growth opportunities, and implementing tough cost management initiatives. Mr. White also has extensive experience in the government sector and as a public accountant.

In connection with his employment at the Company, Mr. White will receive a base salary of $185,000. In addition, Mr. White will be eligible for certain incentive bonuses in the form of cash and restricted stock based on Company performance, profitability and earnings. Specifically, Mr. White will (i) be granted restricted shares that will vest based on achievement of certain revenue growth and profitability measures and (ii) be eligible for quarterly bonuses based on achievement of certain net earnings milestones: $2,500 for earnings of $30,000 to $499,999; $5,000 for earnings of $500,000 to $999,999; and $12,500 for earnings of $1,000,000 or more.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLICHECK MOBILISA, INC.

By:	/s/ Steven D. Williams
Name: Steven D. Williams
Title: Chief Executive Officer

Dated: April 2, 2012